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                           OFFER TO PURCHASE FOR CASH
                           ALL OUTSTANDING SHARES OF
                                  COMMON STOCK
                                       OF
                            VALLEY FORGE CORPORATION
                                       AT
                              $19.00 NET PER SHARE
                                       BY
                             KCI ACQUISITION CORP.
                      A DIRECT WHOLLY-OWNED SUBSIDIARY OF
                              KEY COMPONENTS, LLC

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK
          CITY TIME, ON JANUARY 15, 1999 UNLESS THE OFFER IS EXTENDED.

                                                                December 9, 1998

To Brokers, Dealers, Commercial Banks,

  Trust Companies and Other Nominees:

    We have been appointed by KCI Acquisition Corp., a Delaware corporation (the "Offeror") and a direct wholly-owned subsidiary of Key Components, LLC, a Delaware limited liability company (the "Parent"), to act as Dealer Manager in connection with the Offeror's offer to purchase all outstanding shares of common stock, par value $.50 per share (the "Shares"), of Valley Forge Corporation, a Delaware corporation (the "Company"), at a purchase price of $19.00 per Share, net to the seller in cash (the "Offer Price"), without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated December 9, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith. The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of December 2, 1998 (the "Merger Agreement"), by and among the Parent, the Offeror and the Company.

    The Offer is conditioned upon, among other things, (i) there being validly tendered by the Expiration Date (as defined in the Offer to Purchase) and not withdrawn at least 90% of the Shares outstanding (the "Minimum Condition") (ii) the commitment letter from SG Cowen Securities Corporation and Societe Generale, dated December 2, 1998, not having been terminated and the conditions to borrowing thereunder having been satisfied or waived and (iii) the satisfaction of certain other terms and conditions. In connection with entering into the Merger Agreement, the Offeror has entered into six Stockholder Agreements, each dated as of December 2, 1998 (the "Stockholder Agreements"), with the stockholders identified therein (each, a "Stockholder" and collectively, the "Stockholders") beneficially owning an aggregate of 2,186,161 Shares representing approximately 53% of the outstanding Shares (the "Stockholders' Shares") pursuant to which the Stockholders have, among other things, agreed to tender into the Offer all of the Stockholders' Shares and not withdraw any of the Stockholders' Shares prior to the expiration of

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the Offer or the termination of the Merger Agreement. In addition, the
Stockholders have agreed to appoint the Offeror or any nominee of Offeror as such Stockholders' proxy to vote such Stockholders' Shares on all matters in connection with the consummation of the transactions contemplated by the Merger Agreement. THE TENDER BY THE STOCKHOLDERS OF THE STOCKHOLDERS' SHARES ALONE WILL NOT CAUSE THE MINIMUM CONDITION TO BE SATISFIED. IN THE EVENT THE MINIMUM CONDITION IS NOT SATISFIED, THE PARENT, OFFEROR AND COMPANY ARE REQUIRED TO PROCEED WITH A LONG-FORM MERGER AT THE SAME PRICE PER SHARE AS THE OFFER PRICE AND THE STOCKHOLDERS' SHARES WILL ASSURE THE APPROVAL THEREOF.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, or who hold Shares registered in their own names, we are enclosing the following documents:

    1. Offer to Purchase dated December 9, 1998;

    2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares (manually signed facsimile copies of the Letter of Transmittal may be used to tender such Shares);

    3. Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares are not immediately available or time will not permit certificates for Shares and all other required documents to reach SunTrust Bank, Atlanta (the "Depositary") by the Expiration Date or if the procedures for book-entry transfer cannot be completed on a timely basis;

    4. A letter from the President and Chief Executive Officer of the Company and the Company's Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission;

    5. A form of letter which may be sent to your clients for whose accounts you hold Shares in your name or in the name of a nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

    6. Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9; and

    7. A return envelope addressed to the Depositary.

    YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON JANUARY 15, 1999, UNLESS THE OFFER IS EXTENDED.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extensions or amendments), the Offeror will be deemed to have accepted for payment (and thereby purchased) all Shares validly tendered on or prior to the Expiration Date and not properly withdrawn if, as and when the Offeror gives oral or written notice to the Depositary of the Offeror's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of
(i) certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in Section 3--"Procedure for Tendering Shares" of the Offer to Purchase and (ii) the Letter of Transmittal (or manually signed facsimile thereof), properly completed and duly executed with all required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer of Shares, together with any other documents required by the Letter of Transmittal.

    In order to take advantage of the Offer, the Letter of Transmittal (or manually signed facsimile thereof) duly executed and properly completed with any required signature guarantees or an Agent's Message in connection with a book-entry transfer of Shares, and any other required documents, should be

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sent to the Depositary, and certificates representing the tendered Shares should be delivered, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

    If holders of Shares wish to tender their Shares, but it is impracticable for them to tender their certificates on or prior to the Expiration Date or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in Section 3--"Procedure for Tendering Shares" of the Offer to Purchase.

    Neither the Parent nor the Offeror nor any officer, director, stockholder, agent or other representative of the Parent or the Offeror will pay any fees or commissions to any broker, dealer, or other person (other than the Dealer Manager, the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. The Offeror will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies and other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the Offer to Purchase and the related documents to the beneficial owners of Shares held by them as nominee or in a fiduciary capacity.

    The Offeror will pay or cause to be paid all stock transfer taxes applicable to the purchase of Shares pursuant to the Offer, except as set forth in Instruction 7 of the Letter of Transmittal.

    Any inquiries you have with respect to the Offer should be addressed to D.F. King & Co., Inc., the Information Agent, or SG Cowen Securities Corporation, the Dealer Manager, at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase. Additional copies of the enclosed material may be obtained from the Information Agent or the Dealer Manager or from brokers, dealers, commercial banks or trust companies.

                                      Very truly yours,

                                      SG COWEN SECURITIES CORPORATION

    NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE OFFEROR, THE PARENT, THE COMPANY, THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.

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